UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2022

BIOSTAGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35853	45-5210462
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Suite 11, Holliston, MA	01746
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (774) 233-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer

Effective as of August 8, 2022, Biostage, Inc. (the Company) appointed Joseph L. Damasio, Jr., as Chief Financial Officer.

Mr. Damasio, age 47, has over 20 years of finance and accounting experience, most recently as Vice President of Finance at Inhibikase Therapeutics, a publicly-traded clinical stage biopharmaceutical company, since October 2021 prior to joining Biostage. Before joining Inhibikase, Mr. Damasio was Controller at Cue Biopharma from June 2000 to October 2021, Controller at XL Fleet from February 2019 to June 2020, and Chief Financial Officer at Pressure BioSciences, Inc. from April 2017 to February 2019. Mr. Damasio earned a bachelor's degree in accounting, with honors, from the University of Massachusetts. He holds an MBA and MSF from Boston College and is a Certified Public Accountant in Massachusetts. Mr. Damasio does not have any family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or officer.

In connection with such appointment, the Company entered into an employment agreement (the Employment Agreement) with Mr. Damasio with a commencement date of August 5, 2022 (the Commencement Date). The Employment Agreement will continue until terminated by the Company or Mr. Damasio. Pursuant to the Employment Agreement, Mr. Damasio’s initial compensation as Chief Financial Officer will include a base salary of $250,000 annually (subject to annual review), a bonus of $25,000 for the remainder of fiscal 2022 subject to satisfaction of certain milestones, and the nonqualified stock option grant described below. Mr. Damasio will receive on the Commencement Date, a nonqualified stock option to purchase 116,156 shares of common stock of the Company, which subject to continued employment through the applicable vesting dates, will vest in four substantially equal annual increments on each anniversary of the grant date. The option will have an exercise price equal to the closing price of the Company’s common stock on the date of grant, being the Commencement Date. Mr. Damasio shall also be eligible to participate in such incentive compensation plans as the Board of Directors of the Company or a Committee thereof shall determine from time to time.

If the Company terminates Mr. Damasio’s employment without Cause (as defined in the Employment Agreement), or if Mr. Damasio terminates his employment for Good Reason (as defined in the Employment Agreement), in addition to any accrued and unpaid base salary through the date of his termination, and to the extent required by law, any accrued and unused vacation and any bonuses or other compensation actually earned for periods ended prior to the date of his termination, Mr. Damasio will be entitled to the following, subject to his execution of a release of claims in favor of the Company, a severance amount equal to three (3) months of his base salary in effect at the time of termination.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

On August 8, 2022, the Company issued a press release regarding the appointment of Mr. Damasio and related matters. The full text of the press release is attached as Exhibit 99.1 hereto and incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
10.1#	Employment Agreement between Biostage, Inc. and Joseph L. Damasio, Jr.
99.1	Press Release issued by Biostage, Inc. on August 8, 2022
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL)

#	Management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSTAGE, INC.
(Registrant)

August 9, 2022	/s/ David Green
(Date)	David Green
Interim Chief Executive Officer